PROMISSORY NOTE

February 16th , 2012	$100,000 USD

For value received, INDIGO INTERNATIONAL, CORP. (the “Company”) promises to pay $100,000 to or to the order of BAY CAPITAL A.G. (the “Payee”) on demand, at the City of Zurich, Switzerland, together with interest calculated semi-annually not in advance at the rate of sixteen (16%) per cent per annum from the date of advance to the date of payment.

The Company has the right to prepay all or any money owing pursuant to this Promissory Note without notice, penalty, or bonus.

The Company hereby waives presentment, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this promissory note.

Dated: February 16th, 2012

INDIGO INTERNATIONAL, CORP.

Per: /s/ Odelio R. Arouca
Authorized Signatory